Exhibit 16.1

May 28, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the Form 6-K of 17 Education & Technology Group Inc. dated May 28, 2026, and have the following comments:

1.
We agree with the statements made in the section “Previous Independent Registered Public Accounting Firm” for which we have a basis on which to comment on, and we agree with the disclosures.

2.
We have no basis on which to agree or disagree with the statements made outside of the aforementioned section.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

May 28, 2026